Exhibit 10.19
FIRST AMENDMENT TO LEASE

Amendment date:	October 2, 2007
Lease date:	June 20, 2005

Tenant:	Pixelworks Inc.
Landlord:	Union Bank of California, as Trustee for Quest Group Trust VI

Premises: 97062	8100 SW Nyberg Road Suites 100-400 Tualatin, Oregon
All terms, conditions, and covenants of the original lease and any addendums, exhibits, and/or attachments to the original lease referenced above shall remain the same, in full force and effect during the occupancy of tenant, with the addition of the following:
1.	Expanded Premises: As of November 1, 2007, Tenant’s premises shall decrease from 55,821 square feet to 54,683 square feet. The diminished premises shall include Suites 100, 103, 105, 107, 111, 2000, 300 and 400 Tualatin, Oregon 97062.

2.	Commencement Date: The term for the diminished premises shall commence on November 1, 2007 and termination shall be February 28, 2009.

3.	Monthly Base Rent: The following chart reflects the amended monthly base rent for the balance of the lease term:

November 1, 2007- December 31, 2007:	$112,165
January 1, 2008- January 31, 2009:	$113,177
February 1, 2009- February 28, 2009:	$113,687
4.	Operating Expenses: Commencing on November 1, 2007, the Tenant’s Proportion Share per Section 19 of the Lease Agreement shall be decreased from 100.00% to 97.96%. Tenant’s base year shall remain 2006.

5.	Security Deposit: Landlord is holding $115,772 and no additional security deposit shall be due.

6.	Lump sum base rental payment: Tenant agrees to submit payment to Landlord in the amount of $4,187 upon execution of the First Amendment. The purpose of the payment is to make up the difference between the Pixelworks Inc. contract rent for Suite 110 and the Premier Mortgage contract rent for Suite 110 for the time period between November 1, 2007 and February 28, 2009.
7.	Lease commission: Upon execution of the First Amendment, Tenant agrees to submit payment to Landlord in the amount of $1,689 for its share of the lease commission for Suite 110 for the time period between November 1, 2007 and February 28, 2009.

8.	Tenant Improvement Allowance: Tenant’s improvement allowance per Section 20.2 of the Lease Agreement shall be decreased by $7,999 for the purposes of facilitating the Premier Mortgage lease for Suite 110. The attached Exhibit A details the improvement allowance summary.
As amended by this First Amendment to Lease, the Lease shall remain in full force and effect, including all items in the First Amendment to Lease now signed. All other terms of the original lease remain the same.
IN WITNESS WHEREOF, the parties hereto have executed this Lease Amendment.

Landlord:
Union Bank of California as
As Trustee for Quest Group VI
By:	/s/ Jason Kaufman

Jason Kaufman
Assistant Vice President

Tenant:
Pixelworks Inc.
By:	/s/ Steven L. Moore

Steven L. Moore
Vice President, Chief Financial Officer